RELIANCE BANCSHARES, INC.

St. Louis, February 26, 2008.  Reliance Bancshares, Inc. (RLBS), the parent company of Reliance Bank and Reliance Bank, FSB, announced today that net income for the year was $2.1 million, a 30% decrease over 2006 results.  Diluted earnings per share for 2007 were $.10, down $.05 versus the prior year.

Results

Net interest income for the year ended December 31, 2007, increased $4.5 million, or 20% versus 2006.  This growth in net interest income resulted from the growth in interest income on an increasing level of interest-earning assets during this time period, with an increasingly proportionate share of such interest-earning assets being comprised of loans, which are the Company’s highest interest-earning assets.

Total assets for the year ended December 31, 2007, were $1.1 billion an increase of $235.4 million or 26% from the prior year end.  Total loan growth was robust, increasing $244.3 million, or 37% for the full year period.  Commercial real estate loans grew by $120.2 million while residential construction grew by $75.8 million, and residential real estate loans grew by $41.4 million, for the full year period.

For the year, total deposits grew by $156 million, or 23%.  Non-interest bearing deposits grew by $6.1 million for the year and represent 6% of total deposits, while interest bearing deposits grew by $149.9 million for the year and represent 94% of total deposits.

Non performing loans rose to $19.7 million or 2% of loans.  The increase in nonperforming loans for the year was primarily the result of the soft residential housing markets in St. Louis and Southwest Florida.

The provision for loan losses was $3.2 million for the year ended December 31, 2007 compared to $2.2 million for the prior year.  During the year, the Company recorded net charge-offs of $603 thousand compared to net charge-offs of $312 thousand for the previous year ended December 31, 2006.

During the year Reliance Bank completed and moved into two permanent branch locations in the St. Louis market and during the fourth quarter entered two new markets by opening loan production offices in Houston, TX and Phoenix, AZ.  Additionally, Reliance Bank, FSB completed and moved into its new headquarters facility and opened three temporary branches during the year.

Please refer to the Consolidated Financial Summary attached for more details.

Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements.  Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase and decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Reliance Bancshares’ 2007 Form 10.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

RELIANCE BANCSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)

(In thousands, except per share data)
	For the Year Ended	For the Year Ended	For the Year Ended
BALANCE SHEETS	Dec 31, 2007	Dec 31, 2006	Dec 31, 2005
ASSETS
Cash and due from banks	$ 13,171	$ 7,976	$ 4,672
Federal funds sold	30	-	11,110
Interest-bearing deposits	90	498	188
Debt and equity investments	163,645	191,866	189,779
Loans	911,738	667,419	472,615
Less ALLL	9,685	7,101	5,213
Net loans	902,053	660,318	467,402
Premises and equipment, net	42,932	30,960	21,975
Goodwill	1,149	1,149	1,149
Core deposit intangible	170	186	202
Other assets	12,912	7,846	5,985
Total assets	$ 1,136,152	$ 900,799	$ 702,462
LIABILITIES & EQUITY
Non-interest bearing deposits	$ 53,441	$ 47,341	$ 40,990
Interest bearing deposits	781,135	631,256	535,435
Total deposits	834,576	678,597	576,425
Short-term borrowings	88,325	70,463	16,847
FHLB Advances	68,000	24,300	14,300
Other liabilities	5,360	3,942	2,674
Total liabilities	996,261	777,302	610,246
Stockholders’ equity	139,891	123,497	92,216
Total liabilities & equity	$ 1,136,152	$ 900,799	$ 702,462
INCOME STATEMENTS
Total interest income	$ 63,864	$ 48,024	$ 31,293
Total interest expense	37,609	26,227	15,235
Net interest income	26,255	21,797	16,058
Provision for loan losses	3,187	2,200	2,333
Net after provision	23,068	19,597	13,725
NONINTEREST INCOME
Service charges on deposits	509	379	278
Gain (loss) sale of securities	157	14	(103)
Other income	1,133	854	336
Total noninterest income	1,799	1,247	511
NONINTEREST EXPENSE
Salaries and benefits	13,073	10,080	6,736
Occupancy and equipment	3,388	2,461	1,409
Data processing	1,499	1,074	757
Advertising	570	607	359
Postage, printing and supplies	494	501	268
Professional fees	560	267	236
Other	2,706	1,615	1,685
Total noninterest expense	22,290	16,605	11,450
Income before taxes	2,577	4,239	2,786
Income taxes	462	1,223	863
Net income	$ 2,115	$ 3,016	$ 1,923
ASSET QUALITY
Net charge-offs	$ 603	$ 312	$ 232
Nonperforming loans	$ 19,685	$ 5,148	$ 3,074
Nonperforming loans to total loans	2.16%	0.77%	0.65%
Allowance for loan loss to total loans	1.06%	1.06%	1.10%